Exhibit 99.1

FLAGSTONE RE PROVIDES ESTIMATE FOR
LOSSES FROM NEW ZEALAND EARTHQUAKE

Company Comments on Japan Earthquake and Tsunami

LUXEMBOURG, Luxembourg - March 15, 2011, - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced that its preliminary estimate of losses related to the February 2011 New Zealand earthquake is expected to be between $60 to $90 million, net of reinstatement premiums and retrocession.  The Company’s estimated loss is based on an estimated industry loss as a result of the earthquake to be between $8 billion and $12 billion USD.

David Brown, Flagstone CEO, commented:  “We do not expect any significant increase in our loss from the New Zealand quake due to our reinsurance protection even if the industry loss continues to increase and exceeds the high end of our industry loss estimate.”

Mr. Brown added: “The human toll of the recent earthquake and tsunami that struck Japan is significant, and our chief concern is supporting our clients and their customers at this difficult time. Along with our entire industry, we are currently assessing the financial impact of these events.  While it is too early to make a reasonable estimate of the Company’s losses, we do have significant reinsurance protection covering this and subsequent events, particularly should the size of the industry losses increase.  Despite the unprecedented series of events affecting our industry the last several months, we expect Flagstone to maintain its strong capitalization and solid financial position with a capital margin relative to the AM Best A- rating as we continue to execute on our business goals and initiatives,” Brown concluded.

Flagstone’s loss estimate is based on its proprietary modeling analysis, the assessment of individual treaties and client data, and third-party vendor models. These estimates may be further refined as additional information is received from cedants and there exists the risk for further revisions.

About Flagstone Reinsurance Holdings, S.A.

Flagstone Reinsurance Holdings, S.A., through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the Property Catastrophe, Property, and Specialty reinsurance and insurance businesses.

The Company is traded on the New York Stock Exchange under the symbol "FSR" and the Bermuda Stock Exchange under the symbol "FSR BH". Additional financial information and other items of interest are available at the Company's website located at http://www.flagstonere.com.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual results to differ materially from such statements.  In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting the Company’s common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts where the deposit premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the reinsurance industry; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.

Contact:

Flagstone Reinsurance Holdings, S.A.

Brenton Slade:  +352 2 735 1515